Exhibit 10.05
January 31, 2025
Carol Meyrowitz
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701

Re: Letter Agreement

Dear Ms. Meyrowitz,

Reference is made to the employment agreement between you and The TJX Companies, Inc. (“TJX” or “Company”) dated February 1, 2019, as amended (the “Employment Agreement”). Subject to earlier termination as provided therein, your employment with TJX under the Employment Agreement will continue until February 1, 2025. By entering into this letter agreement with TJX (the “Letter Agreement”), you agree to extend your employment with TJX under the terms and conditions of the Employment Agreement, effective as of the date hereof, with the following modifications:

1.Section 1 of the Employment Agreement is hereby amended by replacing the third-to-last sentence thereof with the following: “Subject to earlier termination as provided herein, Executive’s employment hereunder shall continue on the terms provided herein until January 29, 2028 (the ‘End Date’).”

2.The last sentence of Section 3(a) of the Employment Agreement is hereby amended to read in its entirety as follows: “Effective as of February 2, 2025, the rate at which Executive’s Base Salary shall be paid shall be $1,100,000 per year or such other rate (not less than $1,100,000 per year) as the Committee may determine after Committee review not less frequently than annually.”

3.Section 3(c)(ii) of the Employment Agreement (New Awards) is hereby amended to replace “in each of FY2023, FY2024 and FY2025” with “in each of FY2026, FY2027 and FY2028” and to add the following at the end thereof: “For the avoidance of doubt, without limiting the foregoing, during the Employment Period, Executive will be eligible to receive awards under the Stock Incentive Plan at a level commensurate with her position and responsibilities and subject to such terms as shall be established by the Committee, provided that the amount and terms of such awards are no less favorable to Executive than the terms set forth in this Section 3(c) for Annual Stock Awards.”.

Except as otherwise amended by this Letter Agreement, the Employment Agreement shall continue in full force and effect. You acknowledge and agree that your employment with TJX under the Employment Agreement shall continue from and after the date hereof in accordance with the terms of the Employment Agreement, as amended by this Letter Agreement.

If you agree with the foregoing, please so indicate by signing the enclosed copy of this Letter Agreement in the space indicated below and returning it to the Company, whereupon this Letter Agreement will take effect as of the date hereof. This Letter Agreement shall constitute an agreement under seal.

[Signature Page Follows]

THE TJX COMPANIES, INC.

By: /s/ John Klinger
Name: John Klinger
Title: Chief Financial Officer

EXECUTIVE:
/s/ Carol Meyrowitz
Name: Carol Meyrowitz

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